AGREEMENT
     THIS AGREEMENT is made and entered into as of the 6th day of February, 2008, by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and Douglas J. Schmalz (“Schmalz”).
W I T N E S S E T H
     WHEREAS, Schmalz is an employee and officer of the Company; and
     WHEREAS, Schmalz, and the Company have reached an agreement in regard to Schmalz ceasing to be an active employee and an officer of the Company as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises, the covenants as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Schmalz shall resign as an officer of the Company and retire as an employee effective February 29, 2008. Schmalz shall be deemed to have taken all earned vacation as of the date of his retirement. Schmalz acknowledges that he will not be entitled to receive any form of unemployment compensation or benefits.
     2. Schmalz shall execute a Release of Claims and Covenant Not To Sue in the form of Exhibit A, attached hereto and by this reference incorporated herein (the “Release”). Schmalz hereby acknowledges the twenty-one (21) day review period provided pursuant to the Older Workers Benefit Protection Act. Schmalz understands he may revoke this Agreement and the Release in writing addressed to the Company within seven (7) days after the execution of this Agreement and Release in which event this Agreement and Release will be of no force and effect and he will be entitled to no payments or benefits in consideration hereof.
     3. Without the prior written consent of the Company, which consent must be signed by the Chief Executive Officer or an Executive Vice President of the Company, for a period of twelve (12) months commencing on March 1, 2008, Schmalz shall not own any interest in, except the ownership of stock in a publicly-traded company, take any employment with, or act as a director, consultant, advisor or in any other capacity whatsoever, directly or indirectly, to any person, corporation, partnership, limited liability company, joint venture or any other form of entity, anywhere in the world that is engaged in business that competes with any businesses of the Company that were within Schmalz’s scope of responsibilities while employed by the Company. Schmalz acknowledges that, in view of his responsibilities while employed by the Company, the scope of this restrictive covenant is reasonable. Schmalz further acknowledges that a violation of this restrictive covenant would cause irreparable damage to the Company and that in the event of a breach or threatened breach the Company would be entitled to injuctive relief, without the posting of any bond, in addition to such other relief as may be appropriate at law or in equity.

     4. Schmalz recognizes and agrees that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ confidential information. Therefore, Schmalz agrees that for a two (2) year period following the end of his employment, he shall not directly or indirectly through any other person or entity that provides goods or services to the Company or any of its affiliates or offers goods or services in competition with the Company or any of its affiliates, hire, recruit, induce or attempt to induce any Employee to terminate his or her employment with the Company or any of its affiliates or otherwise interfere in any way with the employment relationship between the Company or any of its affiliates and their respective employees. This restriction includes but is not limited to a) identifying Employees as potential candidates for employment by name, background or qualifications; b) approaching, recruiting or soliciting Employees; and/or c) participating in any pre-employment interviews with Employees. For purposes of this provision “Employee” means any employee who has or had access to the Company’s or any of its affiliates’ confidential information, including former employees.
     5. The Non-Disclosure Agreement dated September 22, 1991, a copy of which is marked Exhibit B, attached hereto and by this reference incorporated herein, shall remain in full force and effect in accordance with its terms.
     6.a. As consideration for the Release, the Company shall pay Schmalz, in cash, the sum of Seven Hundred Fifty Thousand Dollars ($750,000). This payment shall be made on or before March 31, 2008.
     b. As consideration for the covenant not to compete as set forth in paragraph 3 above, the Company shall pay Schmalz, in cash, the sum of Four Hundred Ninety Thousand Dollars ($490,000). Provided Schmalz has not breached the covenant not to compete, this payment shall be made on or before March 1, 2009.
     c. As consideration for the other covenants as set forth in this Agreement, the Company shall: (i) pay Schmalz, in cash, a sum equal to fifty percent (50%) of the aggregate difference between the option strike price and the Fair Market Value of the underlying securities for all stock options currently held by Schmalz that will not be vested as of February 29, 2008 and will not continue to vest under the terms of the granting document; (ii) upon request, provide reasonable outplacement services; and (iii) transfer title to Schmalz of his Company-owned car. The payment referenced in (i) and the title transfer shall be made on or before March 31, 2008. Any outplacement expenses shall not be reimbursed or in-kind benefits provided under this paragraph beyond December 31, 2008. For purposes of this Agreement, “Fair Market Value” shall be the simple average closing price of the common stock of the Company on the last ten (10) trading days of February 2008.
     d. Schmalz shall not be entitled to any other payments or benefits other than as expressly set forth in this Agreement except those benefits payable pursuant to certain benefit plans of the Company and the agreements related to previously granted equity-based compensation.

     7. The terms and conditions of this Agreement and the payments made pursuant hereto shall remain confidential and Schmalz shall not disclose the same to any person, except his immediate family, lawyer or accountant, or as required by law. Schmalz shall make no public statements, or request, cause or solicit any third party to make any public statements, regarding the circumstances underlying his retirement, that are in any way inconsistent with the terms of this Agreement, or adverse to the interests or reputation of the Company, or any of its directors, officers or employees.
     8. Schmalz shall not request or apply for employment with the Company or any of its affiliates.
     9. All payments to be made to Schmalz hereunder shall be subject to all applicable taxes, including withholding taxes.
     10. In the event of the death of Schmalz prior to all payments contemplated by this Agreement being made, such remaining payments shall be promptly made to the estate or authorized representative of Schmalz.
     11. This Agreement shall be governed by the substantive laws of the State of Illinois.
     12. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements and understandings between Schmalz and the Company, whether oral or in writing. This Agreement may not be revoked, amended, modified or revised except as provided for in paragraph 2 of this Agreement or in writing executed by Schmalz and a corporate officer of the Company.
     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ARCHER-DANIELS-MIDLAND COMPANY
By:	/s/ D. J. Smith
D. J. Smith
Executive Vice President, Secretary and General Counsel

WITNESS:

/s/ Mary Cunningham	By:	/s/ Douglas J. Schmalz
Douglas J. Schmalz

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